Exhibit 99.1
[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
November 4, 2005
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS EARNINGS FOR THE PERIODS ENDED SEPTEMBER 30, 2005

Dover, Delaware— Chesapeake Utilities Corporation (NYSE: CPK) today announced results for the periods ended September 30, 2005. Chesapeake experienced a seasonal net loss of $694,000, or $0.12 per share (diluted), compared to a seasonal net loss for the third quarter of 2004 of $656,000, or $0.11 per share (diluted). Chesapeake’s Delmarva natural gas distribution and propane distribution operations typically experience losses during the third quarter, because heating customers do not require gas in the summer months. For the nine months ended September 30, 2005, net income was $6.3 million, or $1.07 per share (diluted), compared to $5.7 million, or $0.99 per share (diluted), for the same period in 2004. The primary factors contributing to higher earnings for the nine months were continued strong customer growth for natural gas distribution operations, improved gross margin for propane operations and colder weather on the Delmarva Peninsula.

“Year-to-date results continue to highlight the excellent growth potential in our natural gas and propane businesses,” stated John R. Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities Corporation. “We are also encouraged by the improvements we have seen in margins in our propane business, which led to more than double the operating income for the first nine months of 2005 compared to the same period in the prior year.”

The discussions of the results use the term “gross margin.”“Gross margin” is a non-GAAP financial measure that management uses to evaluate the performance of its business segments. For an explanation of the calculation of “gross margin” see the footnote to the Supplemental Income Statement Data which follows. The discussions also refer to “other operating expenses.”“Other operating expenses” refer to the following expense categories: operations, maintenance, depreciation and amortization, and other taxes.

Results for the quarter ended September 30, 2005
Natural gas gross margin increased $476,000 for the third quarter of 2005 compared to 2004. The increase resulted from residential customer growth of 9 percent for Delmarva and 7 percent for Florida, as well as increases in Florida’s industrial customers’ gross margin and the natural gas transmission operation’s firm transportation services. Higher gross margin was more than offset by an increase of $1.1 million of operating expenses. Costs relating to higher health care claims, a non-recurring credit in 2004 for the restructuring of retirement benefits and increased incentive compensation, partially due to the higher stock price, generates $431,000 of the increase. The remaining increase in costs is attributable to supporting our current customer growth and future growth of the business.

The propane operations reduced their operating loss for the quarter by $123,000. The improvement was attributable to gross margin increases of $765,000 for propane distribution and propane wholesale marketing operations, which were partially offset by a $642,000 increase in other operating expenses. The increase in operating expenses reflects costs attributable to the start-up of operations in Pennsylvania, higher health insurance claims, and vehicle fuel and maintenance. The Company expanded its propane operations into Pennsylvania through the acquisition of the assets of J.O. Fenstermacher & Son, LLC in November 2004 and Spectrum Propane in July 2005.

Advanced information services experienced an increase in operating income of $142,000, as revenues increased $151,000, while cost of sales decreased slightly from the prior year. The receipt of performance revenue of $238,000 was partially offset by a decrease of $71,000 for externally developed software sales when compared to 2004. The performance revenue is related to the sale of a software product to QAD Inc. that took place in 2003. As part of the sale agreement, Chesapeake receives a percentage of revenues after certain annual revenue and performance targets have been reached by QAD.

Results for the nine months ended September 30, 2005
Net income for the nine months ended September 30, 2005 was $6.3 million or $1.07 per share (diluted) compared to $5.7 million or $0.99 per share (diluted) for the same period in 2004. Gross margin for the first nine months of 2005 increased $4.6 million, or 9 percent, as higher gross margin from the natural gas and propane operations more than offset a decline in gross margin from the advanced information services segment.

Gross margin from the natural gas distribution and transmission operations rose by $2.9 million, or 8 percent, when compared to the same period in 2004. The increase resulted from residential customer growth of 9 percent for Delmarva and 8 percent for Florida and an increase in the natural gas transmission operation’s firm transportation services. In addition, colder weather is estimated to have contributed $389,000 to natural gas gross margin in Delaware and Maryland. Other operating expenses increased by $2.4 million, or 11 percent, compared to the prior year. Costs relating to higher health care claims, a non-recurring credit in 2004 for the restructuring of retirement benefits and increased incentive compensation, partially due to the higher stock price, generates $631,000 of the increase. The remaining increase in costs is attributable to supporting our current customer growth and future growth of the business.

Gross margin from the propane segment increased $2.1 million, or 18 percent, for the first nine months of 2005. The Delmarva propane distribution operations increased gross margin by $1.4 million, or 15 percent, compared to the same period in 2004. The increase was primarily due to changes in purchasing and hedging strategies, colder weather and gross margin from the operation’s two start-up locations in Pennsylvania. The Florida propane distribution operation improved gross margin by $353,000 for the first nine months of 2005 compared to the same period in 2004. The increase in gross margin resulted from strong customer growth of 30 percent. The wholesale propane marketing operation contributed an increase of $223,000 in operating income compared to 2004. The increase is primarily due to the increase in volatility of wholesale propane prices that occurred during the third quarter. Other operating expenses for the propane segment increased $1.1 million, primarily due to costs associated with the Pennsylvania start-ups and costs relating to higher earnings and growth.

The advanced information services segment experienced a decrease of $454,000 in operating income compared to the first nine months of 2004. Gross margin decreased $371,000 primarily due to a drop in consulting revenues for the eBusiness group and lower product sales of Progress™ software licenses. Other operating expenses increased $83,000, primarily due to health insurance claims and office rent, which was partially offset by cost containment measures implemented in the second quarter of 2005 to reduce operating expenses.

Results for the twelve months ended September 30, 2005
Net income for the twelve months ended September 30, 2005 was $10.1 million, or $1.70 per share (diluted), compared to $8.5 million, or $1.46 per share (diluted), for the twelve months ended September 30, 2004. The increase in net income reflects higher income from continuing operations and the reduction of losses from discontinued operations. Net income from continuing operations increased $1.1 million, or 12 percent, to $10.1 million, or $1.71 per share (diluted), over the prior year.

The natural gas segment achieved an increase in gross margin of $3.4 million, or 7 percent, for the twelve-month period ended September 30, 2005. Residential customer growth of 3,776 customers, or 9 percent, for Delmarva and Florida, an increase in firm transportation services for the natural gas transmission segment and industrial growth in Florida contributed to the increase. Colder weather on the Delmarva Peninsula resulted in an increase of 233 heating degree-days compared to the same period in 2004, resulting in an estimated $521,000 of additional gross margin. Other operating expenses increased by $2.4 million, or 8 percent, compared to the prior year. Costs relating to higher health care claims, a non-recurring credit in 2004 for the restructuring of retirement benefits and increased incentive compensation, partially due to the higher stock price, generates $770,000 of the increase. The remaining increase in costs is attributable to supporting our current customer growth and future growth of the business.

The propane segment increased gross margin by $2.4 million, or 15 percent. This improvement reflects increased gross margin per retail gallon and increased sales volumes for the Delmarva distribution operations, gross margin from the Pennsylvania start-up locations, customer growth for the Florida distribution operations and improved wholesale marketing opportunities. The increase was partially offset by higher other operating expenses of $971,000, of which the Pennsylvania start-up locations account for $602,000, or 62%, of the increase.

Advanced information services’ gross margin decreased $602,000 for the twelve months ended September 30, 2005, compared to the same period ended September 30, 2004, reflecting a decline in Web consulting revenue. In addition, the results for 2004 included a non-recurring sale of software rights that increased gross margin $302,000. Other operating expenses increased $207,000, primarily driven by costs related to enhancements to the Lightweight Association Management Processing System (LAMPS™) software package.

Chesapeake successfully completed the divestiture of all of its water operations in October 2004, thus reducing the losses from discontinued operations. Losses for the twelve months ended September 30, 2005 were $34,000 compared to $562,000 for the twelve months ended September 30, 2004.

Condensed Consolidated Statements of Income
For the Periods Ended September 30, 2005 and 2004
Dollars in Thousands Except Per Share Amounts
(Unaudited)

	Third Quarter		Year to Date		Twelve Months Ended
	2005	2004	2005	2004	2005	2004
Operating Revenues	$35,155	$26,615	$155,221	$124,670	$208,506	$170,267

Operating Expenses
Cost of sales, excluding costs below	21,931	14,800	101,396	75,442	135,579	102,588
Operations	9,842	8,209	29,383	26,000	38,530	34,750
Maintenance	462	460	1,280	1,256	1,543	1,703
Depreciation and amortization	1,889	1,842	5,701	5,464	7,495	7,260
Other taxes	1,130	1,021	3,731	3,363	4,804	4,567
Total operating expenses	35,254	26,332	141,491	111,525	187,951	150,868

Operating Income (Loss)	(99)	283	13,730	13,145	20,555	19,399

Other income net of other expenses	19	38	330	214	665	391

Interest charges	1,272	1,325	3,823	3,980	5,111	5,372

Income (Loss) Before Income Taxes	(1,352)	(1,004)	10,237	9,379	16,109	14,418

Income taxes	(658)	(420)	3,902	3,578	6,025	5,399

Income (Loss) from Continuing Operations	(694)	(584)	6,335	5,801	10,084	9,019

Income (loss) from discontinued
operations, net of income taxes	-	(72)	-	(87)	(34)	(562)

Net Income (Loss)	$(694)	$(656)	$6,335	$5,714	$10,050	$8,457

Average Shares Outstanding	5,851,926	5,752,623	5,823,144	5,723,178	5,810,208	5,705,777

Earnings Per Share - Basic
From continuing operations	$(0.12)	$(0.10)	$1.09	$1.01	$1.74	$1.58
From discontinued operations	-	(0.01)	-	(0.01)	(0.01)	(0.10)
Net Income (Loss)	$(0.12)	$(0.11)	$1.09	$1.00	$1.73	$1.48

Earnings Per Share - Diluted
From continuing operations	$(0.12)	$(0.10)	$1.07	$1.00	$1.71	$1.56
From discontinued operations	-	(0.01)	-	(0.01)	(0.01)	(0.10)
Net Income (Loss)	$(0.12)	$(0.11)	$1.07	$0.99	$1.70	$1.46

Supplemental Income Statement Data
For the Periods Ended September 30, 2005 and 2004
Dollars in Thousands
(Unaudited)

	Third Quarter		Year to Date		Twelve Months Ended
	2005	2004	2005	2004	2005	2004
Gross Margin (1)
Natural Gas	$9,353	$8,877	$36,704	$33,845	$49,650	$46,240
Propane	2,486	1,721	13,432	11,366	18,410	16,022
Advanced Information Services	1,444	1,270	3,816	4,187	5,041	5,642
Other	(59)	(53)	(127)	(170)	(174)	(225)
Total Gross Margin	$13,224	$11,815	$53,825	$49,228	$72,927	$67,679

Operating Income
Natural Gas	$1,131	$1,760	$12,117	$11,674	$17,534	$16,498
Propane	(1,425)	(1,548)	1,814	892	3,286	1,869
Advanced Information Services	186	45	(77)	377	(67)	742
Other	9	26	(124)	202	(198)	290
Total Operating Income	$(99)	$283	$13,730	$13,145	$20,555	$19,399

Heating Degree-Days — Delmarva Peninsula
Actual	31	43	3,138	2,964	4,727	4,494
10-year average (normal)	60	63	2,853	2,840	4,436	4,383

(1) "Gross margin" is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased gas cost for natural gas and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with Generally Accepted Accounting Principles ("GAAP"). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake's management uses gross margin in measuring its business units' performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company’s report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, propane distribution and wholesale marketing, advanced information services and other related businesses. Information about Chesapeake's businesses is available at www.chpk.com.

For more information, contact:
Michael P. McMasters
Senior Vice President & Chief Financial Officer
302.734.6799